Exhibit 99.2

For Immediate Release	NEWS
May 3, 2006	Nasdaq: UAPH

UAP HOLDING CORP. AND UNITED AGRI PRODUCTS, INC. ANNOUNCE TENDER OFFERS AND CONSENT SOLICITATIONS FOR THEIR 10 3/4% SENIOR DISCOUNT NOTES DUE 2012 AND 8 1/4% SENIOR NOTES DUE 2011

GREELEY, COLORADO (May 3, 2006) – UAP Holding Corp. (“UAP Holdings”) (Nasdaq: UAPH) announced today that it is offering to purchase for cash any and all of its outstanding $125.0 million principal amount at maturity of 10 3/4% Senior Discount Notes due 2012 (the “10 3/4% Discount Notes”), and United Agri Products, Inc. (“United Agri Products” and, together with UAP Holdings, the “Companies,” and each, a “Company”) announced today that it is offering to purchase for cash any and all of its outstanding $203.5 million principal amount of 8 1/4% Senior Notes due 2011 (the “8 1/4% Notes” and, together with the 10 3/4% Discount Notes, the “Notes”), in each case, on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated May 3, 2006 and the accompanying Letter of Transmittal and Consent (the “Offer Documents”). UAP Holdings and United Agri Products are also soliciting consents to eliminate most of the restrictive covenants in the indentures under which the Notes were issued.

The total consideration to be paid for tendered and accepted 10 3/4% Discount Notes is equal to the present value of future payments on the 10 3/4% Discount Notes up to and including January 15, 2008 (the first date on which the 10 3/4% Discount Notes may be redeemed at the Company’s option), based on the assumption that the 10 3/4% Discount Notes will be redeemed in full at $1,053.75 per $1,000 principal amount at maturity on such date, discounted at a rate equal to 87.5 basis points over the yield to maturity on the 4.375% U.S. Treasury Note due December 31, 2007, of which $20.00 will be a consent payment payable only to holders who validly tender their 10 3/4% Discount Notes and deliver consents by May 16, 2006, unless extended (the “Consent Payment Deadline”).

The total consideration to be paid for tendered and accepted 8 1/4% Notes is equal to the present value of future payments on the 8 1/4% Notes up to and including December 15, 2007 (the first date on which the 8 1/4% Notes may be redeemed at the Company’s option), based on the assumption that the 8 1/4% Notes will be redeemed in full at $1,041.25 per $1,000 principal amount on such date, discounted at a rate equal to 75 basis points over the yield to maturity on the 4.25% U.S. Treasury Note due November 30, 2007. The total consideration to be paid for tendered 8 1/4% Notes will also include accrued but unpaid interest on the 8 1/4% Notes to, but not including, the payment date. Of this total consideration, $20.00 will be a consent payment payable only to holders who validly tender the 8 1/4% Notes and deliver consents by the Consent Payment Deadline.

The offer by each Company will expire at 9:00 a.m., New York City time, on June 1, 2006, unless extended or earlier terminated (the “Expiration Date”). Holders who tender Notes are required to consent to the proposed amendments to the indentures. To receive the $20.00 consent payment, holders must validly tender their Notes and deliver consents by the Consent Payment Deadline.

Tenders of Notes prior to the Consent Payment Deadline may be validly withdrawn and consents may be validly revoked at any time prior to 5:00 p.m., New York City time, on the Consent Payment Deadline, but not thereafter unless the tender offers and the consent solicitations are terminated without any Notes being purchased. Each Company reserves the right to terminate, withdraw or amend its offer at any time subject to applicable law.

Each Company expects to pay for any of its Notes purchased pursuant to its tender offer and consent solicitation in same-day funds on a date promptly following the expiration of its tender offer and consent solicitation.

Each Company’s tender offer is conditioned on the following:

•	receipt of valid and unrevoked consents of the holders of at least a majority of the outstanding principal amount at maturity of the 10 3/4% Discount Notes (excluding any 10 3/4% Discount Notes then owned by the Companies and their affiliates) and of the holders of at least a majority of the outstanding principal amount of the 8 1/4% Notes (excluding any 8 1/4% Notes then owned by the Companies and their affiliates) prior to the Consent Payment Deadline; and, accordingly, consummation of the other Company’s tender offer,

•	United Agri Products replacing its existing $500.0 million revolving credit facility with a $675.0 million facility and entering into a new senior secured term loan facility for $175.0 million with borrowings thereunder to be used to pay the consideration for the Notes purchased in the tender offers, and

•	certain other general conditions described in the Offer Documents.

The Companies have retained Credit Suisse Securities (USA) LLC to act as Dealer Manager and Consent Solicitation Agent in connection with the tender offers and consent solicitations. Questions about the tender offers may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 325-7596 (collect), or to MacKenzie Partners, Inc., the information agent for the tender offers and consent solicitations, at (212) 929-5500 (collect) or (800) 322-2885 (toll free). Copies of the Offer Documents and other related documents may be obtained from the information agent.

The tender offers and consent solicitations are being made solely on the terms and conditions set forth in the Offer Documents. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the Companies. It also is not a solicitation of consents to the proposed amendments to the indentures and registration rights agreements. No recommendation is made as to whether holders of the Notes should tender their Notes or give their consent.

About the Companies

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural inputs and professional non-crop products in the United States and Canada. United Agri Products, Inc. markets a comprehensive line of products, including chemical, seed, and fertilizer, to growers and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom blending, inventory management, and custom applications of crop inputs. United Agri Products maintains a comprehensive network of approximately 340 distribution and storage facilities and three formulation and blending plants, strategically located throughout the United States and Canada. Additional information can be found on the company’s website, located at www.uap.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the Companies’ expectations regarding the performance of their business, their liquidity and capital resources, the other non-historical statements in the discussion and analysis and the ability to consummate the tender offers and consent solicitations described above and the amendment of the revolving credit facility and entry into a new term loan facility as described above. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. In particular, the Companies cannot assure you that the proposed transactions described above will be consummated on the terms currently contemplated by the Companies, if at all, or that the Notes tendered in the tender offers and consent solicitations described above will be accepted for purchase. These statements are subject to certain risks, uncertainties and assumptions, including risks related to the seasonality of the Companies’ business and weather conditions in their markets, their substantial leverage and restrictions contained in their debt agreements, the possibility of liability for pollution and other damage that is not covered by insurance or that exceeds their insurance coverage, their dependence on rebate programs, and other risks identified and discussed under the caption “Risk Factors” in UAP Holdings’ Registration Statement on Form S-3 (File No. 333-131080) declared effective by the Securities and Exchange Commission on March 1, 2006 and in the other documents the companies file with the Securities and Exchange Commission from time to time.

Contact

UAP Holding Corp.

Karla J. Kimrey, Vice President, Investor Relations of UAP Holding Corp.

+1-970-356-4400